UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 2, 2011

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AMERICAN MINING CORPORATION

(Exact name of registrant as specified in its charter)

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Nevada	000-52403	20-3373669
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

970 Caughlin Crossing, Suite 100, Reno, Nevada 89519
(Address of Principal Executive Offices) (Zip Code)

888-505-5808
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On November 3, 2011, the Company terminated its employment contract, dated May 31, 2011, with Gary MacDonald, its President and Chief Executive Officer.

On May 31, 2011, the Company entered into an Executive Employment Agreement with Gary MacDonald to serve as our President and Chief Executive Officer for a term of seven years, commencing June 1, 2011, which term was to be automatically extended for one year on June 1, of each succeeding year during the term unless the Company gave notice to the contrary, subject to termination upon notice or certain other conditions. Mr. MacDonald's annual base salary was to be $120,000 exclusive of bonuses, benefits and other compensation, which was to be increased by five percent each year. Mr. MacDonald was to be entitled to employee benefits comparable to those provided to other senior executives of the Company, and to participate in any share option plan, share purchase plan, retirement plan or similar plan offered by the Company from time to time to its senior executives. No such plan was ever implemented.

The Executive Employment Agreement also provided Mr. MacDonald with certain severance benefits if his employment was terminated due to death or disability, by the Company without Cause (as defined in the Executive Employment Agreement), or by Mr. MacDonald for Good Reason (as defined in the Executive Employment Agreement). If Mr. MacDonald's employment was terminated other than for Just Cause, disability or death, or if it was terminated by Mr. MacDonald for Good Reason, (a) the Company was to pay to Mr. MacDonald an amount equal to his annual base salary for the unexpired portion of his term of employment, (b) all options, rights, warrants or other entitlements for the purchase or acquisition of shares in the capital of the Company or any affiliate thereof was to be deemed to be granted to Mr. MacDonald and available for exercise as of the date of termination of his employment, and (c) the Company was to pay to Mr. MacDonald an amount equal to the present value of all employment and pension benefits to which Mr. MacDonald would have been entitled during the term of employment if it had not been terminated. The Executive Employment Agreement did not provide for any additional or alternative severance or other payment to Mr. MacDonald if his employment was terminated in connection with a change in control of the Company or his responsibilities were modified in connection with a change in control.

The foregoing description is qualified in its entirety by reference to the full text of the Executive Employment Agreement, which was filed on June 7, 2011 as Exhibit 10.3 to the Company’s Current Report on Form 8-K, which is incorporated into this Item 1.02 by reference.

On November 3, 2011, it was determined by the Board of Directors of the Company that it was in the best interests of the Company to terminate the employment agreement with Mr. MacDonald. Mr. MacDonald has agreed to tender his resignation as an officer of the Company subject to the parties coming to terms on a settlement to be negotiated in good faith. The termination is not the result of any dispute or disagreement between the parties.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 2, 2011, the Company’s Board of Directors appointed Thomas Mills, 43, as a director of the Company. Mr. Mills is a former officer and director of the Company. His appointment fills a vacancy on the Board created by his resignation on July 1, 2011. For certain biographical and other information regarding Thomas Mills, see the disclosure under Item 10 of the Company’s annual report on Form 10-K, filed with the SEC on November 29, 2011, which disclosure is incorporated herein by reference.

On November 3, 2011, Gary MacDonald resigned as an officer of the Company for personal reasons and not because of any disagreement with the Company.

On November 3, 2011, the Company’s Board of Directors appointed Thomas Mills as President, CEO, Treasurer and Secretary of the Company.

On November 4, 2011, Gary MacDonald resigned as a director of the Company for personal reasons and not because of any disagreement with the Company. The board of directors accepted Mr. MacDonald’s resignation as of November 4, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AMERICAN MINING CORPORATION
By	/s/ Thomas Mills
Name: Thomas Mills Title: President